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                          FUND PARTICIPATION AGREEMENT

         THIS AGREEMENT made as of the ___ day of ___________, 2002 by and between NAVELLIER VARIABLE INSURANCE SERIES FUND, INC. (the "Fund"), a Maryland Corporation, NAVELLIER & ASSOCIATES, INC. (the "Adviser"), a Nevada corporation, and THE AMERICAN LIFE INSURANCE COMPANY OF NEW YORK (the "Life Company"), a life insurance company organized under the laws of the State of New York.

         WHEREAS, the Fund is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "'40 Act"), as an open-end, diversified management investment company; and

         WHEREAS, the Fund is organized as a series fund comprised of several Portfolios ("Portfolios") to act as the funding vehicle for certain variable life insurance and/or variable annuity contracts ("Variable Contracts") offered by life insurance companies through separate accounts ("Separate Accounts") of such life insurance companies ("Participating Insurance Companies"); and

         WHEREAS, the Fund may also offer its shares to certain qualified pension and retirement plans ("Qualified Plans"); and

         WHEREAS, the Fund has obtained an order from the SEC dated January 26, 1999 (File No. 812-11370), granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the '40 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Portfolios of the Fund to be sold to and held by Variable Contract separate accounts of both affiliated and unaffiliated Participating Insurance Companies and Qualified Plans ("Exemptive Order"); and

         WHEREAS, the Life Company has established or will establish one or more separate accounts ("Separate Accounts") to offer Variable Contracts and is desirous of having the Fund as one of the underlying funding vehicles for such Variable Contracts; and

         WHEREAS, the Adviser is registered with the SEC as an investment Adviser under the Investment Advisers Act of 1940 and acts as the Fund's investment Adviser; and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Life Company intends to purchase shares of the Fund to fund the

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aforementioned Variable Contracts and the Fund is authorized to sell such shares to the Life Company at net asset value;

         NOW, THEREFORE, in consideration of their mutual promises, the Life Company, the Fund, and the Adviser agree as follows:

                      Article I. SALE OF THE FUND SHARES

         1.1 The Fund agrees to make available to the Separate Accounts of the Life Company shares of the selected Portfolios as listed on Schedule A for investment of purchase payments of Variable Contracts allocated to the designated Separate Accounts as provided in the Fund's Prospectus and Statement of Additional Information. For purposes of this Section 1.1, the Life Company shall be the designee of the Fund for receipt of such orders from each Separate Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 9:00 a.m. Eastern time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates the net asset value pursuant to the rules of the SEC, as set forth in the Fund's Prospectus and Statement of Additional Information. Notwithstanding the foregoing, the Board of Trustees of the Fund (hereinafter the "Board") may refuse to permit the Fund to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

         1.2. The Fund agrees that shares of the Fund will be sold only to Participating Insurance Companies and their Separate Accounts and to certain Qualified Plans all in accordance with the requirements of Section 817(h)(4) of the Internal Revenue Code of 1986, as amended ( the "Code") and Treasury Regulation 1.817-5. No shares of any Portfolio will be sold to the general public.

         1.3. The Fund will not make its shares available for purchase by any insurance company or separate account unless an agreement containing provisions substantially the same as Sections 2.4, 2.6, 6.1, 6.2 and Article VII of this Agreement is in effect to govern such sales.

         1.4. The Fund agrees to redeem for cash, on the Life Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this
Section 1.4, the Life

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Company shall be the designee of the Fund for receipt of requests for redemption from each Separate Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such request for redemption on the next following Business Day in accordance with the timing rules described in Section 1.1.

         1.5. The Life Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus. The Separate Accounts of the Life Company, under which amounts may be invested in the Fund, are listed on Schedule A attached hereto and incorporated herein by reference, as such Schedule A may be amended from time to time by mutual written agreement of all of the parties hereto. The Life Company will give the Fund and the Adviser sixty
(60) days written notice of its intention to make available in the future, as a funding vehicle under the Variable Contracts, any other investment company.

         1.6. The Life Company will place separate orders to purchase or redeem shares of each Portfolio. Each order shall describe the net amount of shares and dollar amount of each Portfolio to be purchased or redeemed. In the event of net purchases, the Life Company shall pay for Portfolio shares on the next Business Day after an order to purchase Portfolio shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire. In the event of net redemptions, the Portfolio shall pay the redemption proceeds in federal funds transmitted by wire on the next Business Day after an order to redeem a Portfolio's shares is made in accordance with the provision of
Section 1.4 hereof. Notwithstanding the foregoing, if the payment of redemption proceeds on the next Business Day would require the Portfolio to dispose of securities or otherwise incur substantial additional costs, and if the Portfolio has determined to settle redemption transactions for all shareholders on a delayed basis, proceeds shall be wired to the Life Company within seven (7) days and the Portfolio shall notify in writing the person designated by the Life Company as the recipient for such notice of such delay by 3:00 p.m. Eastern time on the same Business Day that the Life Company transmits the redemption order to the Portfolio.

         1.7. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to the Life Company or any Separate Account. Shares ordered from the Fund will be recorded in an appropriate title for each Separate Account or the appropriate subaccount of each Separate Account.

         1.8. The Fund shall make the dividends or capital gain distributions payable on the Fund's shares available to the Life Company as soon as reasonably practical after the dividends or capital gains are calculated (normally by 6:30 p.m. Eastern time) and

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shall use its best efforts to furnish same day notice by 7:00 p.m. Eastern time (by wire or telephone, followed by written confirmation) to the Life Company of any dividends or capital gain distributions payable on the Fund's shares. The Life Company hereby elects to receive all such dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Life Company reserves the right to revoke this election and to receive all such dividends and capital gain distributions in cash. The Fund shall notify the Life Company of the number of shares so issued as payment of such dividends and distributions.

         1.9. The Fund shall make the net asset value per share for each Portfolio available to the Life Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time. In the event that the Fund is unable to meet the 7:00 p.m. time stated immediately above, then the Fund shall provide the Life Company with additional time to notify the Fund of purchase or redemption orders pursuant to Sections 1.1 and 1.4, respectively, above. Such additional time shall be equal to the additional time that the Fund takes to make the net asset values available to the Life Company; provided, however, that notification must be made by 10:15 a.m. Eastern time on the Business Day such order is to be executed regardless of when the net asset value is made available.

         1.10. If the Fund provides materially incorrect share net asset value information through no fault of the Life Company, the Life Company shall be entitled to an adjustment with respect to the Fund shares purchased or redeemed to reflect the correct net asset value per share. The determination of the materiality of any net asset value pricing error shall be based on the SEC's recommended guidelines regarding such errors. The correction of any such errors shall be made at the Life Company level and shall be made pursuant to the SEC's recommended guidelines. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Life Company.


                 Article II. REPRESENTATIONS AND WARRANTIES

         2.1 The Life Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of New York and that it has legally and validly established each Separate Account as a segregated asset account under such laws, and that Inviva Securities Corporation, the principal underwriter for the Variable Contracts, is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "'34 Act").

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         2.2 The Life Company represents and warrants that it has registered or, prior to any issuance or sale of the Variable Contracts, will register each Separate Account as a unit investment trust ("UIT") in accordance with the provisions of the '40 Act and cause each Separate Account to remain so registered to serve as a segregated asset account for the Variable Contracts, unless an exemption from registration is available.

         2.3 The Life Company represents and warrants that the Variable Contracts will be registered under the Securities Act of 1933 (the "'33 Act") unless an exemption from registration is available prior to any issuance or sale of the Variable Contracts and that the Variable Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and further that the sale of the Variable Contracts shall comply in all material respects with applicable state insurance law suitability requirements.

         2.4 The Life Company represents and warrants that each Separate Account is and will continue to be a "segregated account" under applicable provisions of the Code and that the Variable Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, that it will maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Variable Contracts have ceased to be so treated or that they might not be so treated in the future.

         2.5 The Life Company represents and warrants that it has reserved the right to suspend or limit the rights of Variable Contract owners to transfer Contract values between Portfolios. The Life Company will not waive such right without prior notice to the Fund. The Life Company agrees that it will consult with the Fund at the Fund's request from time to time on problems arising from frequent or rapid transfer among Portfolios and that the Life Company will impose reasonable restrictions on transferees to or from the Portfolios as reasonably requested by the Fund.

         2.6 The Life Company represents and warrants that all of its trustees, officers, employees, investment adviser, and other individuals/entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage, in an amount equal to the greater of $5 million or any amount required by applicable federal or state law or regulation. The aforesaid includes coverage for larceny and embezzlement issued by a reputable bonding company. The Life Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.

         2.7 The Fund represents and warrants that the Fund shares offered and sold pursuant to this Agreement will be registered under the '33 Act and sold in accordance
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with all applicable federal and state laws, and the Fund shall be registered under the '40 Act prior to and at the time of any issuance or sale of such shares. The Fund, subject to Section 1.9 above, shall amend its registration statement under the '33 Act and the '40 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

         2.8 The Fund represents and warrants that each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Code, and the rules and regulations thereunder, including without limitation Treasury Regulation 1.817-5, and will notify the Life Company immediately upon having a reasonable basis for believing any Portfolio has ceased to comply or might not so comply and will immediately take all reasonable steps to adequately diversify the Portfolio to achieve compliance.

         2.9 The Fund represents and warrants that each Portfolio invested in by the Separate Account will be treated as a "regulated investment company" under Subchapter M of the Code, and will notify the Life Company immediately upon having a reasonable basis for believing it has ceased to so qualify or might not so qualify in the future.

         2.10 The Adviser represents and warrants that it is and will remain duly registered and licensed in all material respects under all applicable federal and state securities laws and shall perform its obligations hereunder in compliance in all material respects with any applicable state and federal laws.

                Article III. PROSPECTUS AND PROXY STATEMENTS

         3.1 The Fund shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Fund. The Fund shall bear the costs of registration and qualification of shares of the Portfolios, preparation and filing of the documents listed in this Section 3.1 and all taxes and filing fees to which an issuer is subject on the issuance and transfer of its shares.

         3.2 The Fund or its designee shall provide the Life Company with copies in pdf format of the current prospectus, prospectus supplements, statement of additional information, Fund proxy materials and annual and semi-annual reports for the shares of the Portfolio's which are invested in by the Variable Contracts. The Life Company shall bear the costs of printing (if necessary) and distributing proxy materials (or similar materials such as voting solicitation instructions), prospectuses, prospectus supplements, statements of additional information and annual and semi-annual reports

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to Variable Contract owners in accordance with applicable federal and state securities laws.

         3.3 The Fund will provide the Life Company with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, exemptive applications and all amendments or supplements to any of the above that relate to the Portfolios promptly after the filing of each such document with the SEC or other regulatory authority. The Life Company will provide the Fund with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, exemptive applications and all amendments or supplements to any of the above that relate to a Separate Account promptly after the filing of each such document with the SEC or other regulatory authority.

                           Article IV. SALES MATERIALS

         4.1 The Life Company will furnish, or will cause to be furnished, to the Fund and the Adviser, each piece of sales literature or other promotional material in which the Fund or the Adviser is named, at least fifteen (15) Business Days prior to its intended use. No such material will be used if the Fund or the Adviser objects to its use in writing within ten (10) Business Days after receipt of such material.

         4.2 The Fund and the Adviser will furnish, or will cause to be furnished, to the Life Company, each piece of sales literature or other promotional material in which the Life Company or its Separate Accounts are named, at least fifteen (15) Business Days prior to its intended use. No such material will be used if the Life Company objects to its use in writing within ten (10) Business Days after receipt of such material.

         4.3 The Fund and its affiliates and agents shall not give any information or make any representations on behalf of the Life Company or concerning the Life Company, the Separate Accounts, or the Variable Contracts issued by the Life Company, other than the information or representations contained in a registration statement or prospectus for such Variable Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports of the Separate Accounts or reports prepared for distribution to owners of such Variable Contracts, or in sales literature or other promotional material approved by the Life Company or its designee, except with the written permission of the Life Company.

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         4.4 The Life Company and its affiliates and agents shall not give any information or make any representations on behalf of the Fund or concerning the Fund other than the information or representations contained in a registration statement or prospectus for the Fund, as such registration statement and prospectus may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Fund or its designee, except with the written permission of the Fund.

         4.5 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under National Association of Securities Dealers, Inc. ("NASD") rules, the '40 Act or the '33 Act.

                        Article V. POTENTIAL CONFLICTS

         5.1 The Board will monitor the Fund for the existence of any material irreconcilable conflict between and among the interests of Variable Contract owners of all separate accounts and of plan participants and Qualified Plans investing in the Fund and determine what actions, if any, shall be taken in response to such conflicts. An irreconcilable material conflict may arise for a variety of reasons, which may include: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Fund are being managed; (e) a difference in voting instructions given by Variable Contract owners; (f) a decision by a Participating Insurance Company to disregard the voting instructions of Variable Contract owners and (g) if applicable, a decision by a Qualified Plan to disregard the voting instructions of plan participants.

         5.2 The Life Company will report any potential or existing conflicts to the Board. The Life Company will be responsible for assisting the Board in carrying out its duties in this regard by providing the Board with all information reasonably necessary for the Board to consider any issues raised. The responsibility includes, but is not limited to,

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an obligation by the Life Company to inform the Board whenever it has determined to disregard Variable Contract owner voting instructions. These responsibilities of the Life Company will be carried out with a view only to the interests of the Variable Contract owners.

         5.3 If a majority of the Board or majority of its disinterested Trustees, determines that a material irreconcilable conflict exists affecting the Life Company, the Life Company, at its expense and to the extent reasonably practicable (as determined by a majority of the Board's disinterested Trustees), will take any steps necessary to remedy or eliminate the irreconcilable material conflict, including; (a) withdrawing the assets allocable to some or all of the Separate Accounts from the Fund or any Portfolio thereof and reinvesting those assets in a different investment medium, which may include another Portfolio of the Fund, or another investment company; (b) submitting the question as to whether such segregation should be implemented to a vote of all affected Variable Contract owners and as appropriate, segregating the assets of any appropriate group (i.e variable annuity or variable life insurance Contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Variable Contract owners the option of making such a change; and (c) establishing a new registered management investment company (or series thereof) or managed separate account. If a material irreconcilable conflict arises because of the Life Company's decision to disregard Variable Contract owner voting instructions, and that decision represents a minority position or would preclude a majority vote, the Life Company may be required, at the election of the Fund, to withdraw the Separate Account's investment in the Fund, and no charge or penalty will be imposed as a result of such withdrawal. The responsibility to take such remedial action shall be carried out with a view only to the interests of the Variable Contract owners.

         For the purposes of this Section 5.3, a majority of the disinterested members of the Board shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict but in no event will the Fund or the Adviser (or any other investment Adviser of the Fund) be required to establish a new funding medium for any Variable Contract. Further, the Life Company shall not be required by this Section 5.3 to establish a new funding medium for any Variable Contracts if any offer to do so has been declined by a vote of a majority of Variable Contract owners materially and adversely affected by the irreconcilable material conflict.

         5.4 The Board's determination of the existence of an irreconcilable material conflict and its implications shall be made known promptly and in writing to the Life Company.

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         5.5 No less than annually, the Life Company shall submit to the
Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out its obligations. Such reports, materials, and data shall be submitted more frequently if deemed appropriate by the Board.

                               Article VI. VOTING

         6.1 The Life Company will provide pass-through voting privileges to all Variable Contract owners so long as the SEC continues to interpret the '40 Act as requiring pass-through voting privileges for Variable Contract owners. Accordingly, the Life Company, where applicable, will vote shares of the Portfolio held in its Separate Accounts in a manner consistent with voting instructions timely received from its Variable Contract owners. The Life Company will be responsible for assuring that each of its Separate Accounts that participates in the Fund calculates voting privileges in a manner consistent with other Participating Insurance Companies. The Life Company will vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as its votes those shares for which it has received voting instructions.

         6.2 If and to the extent Rule 6e-2 and Rule 6e-3(T) are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the '40 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Exemptive Order, then the Fund, and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.

                          Article VII. INDEMNIFICATION

         7.1 Indemnification by the Life Company. The Life Company agrees to indemnify and hold harmless the Fund, the Adviser and each of their directors, principals, officers, employees and agents and each person, if any, who controls the Fund or the Adviser within the meaning of Section 15 of the '33 Act (collectively, for purposes of Sections 7.1, 7.2 and 7.3, the "Indemnified Parties") against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Life Company, which consent shall not be unreasonably withheld) or litigation (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or

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settlements are related to the sale or acquisition of the Fund's shares or the Variable Contracts and:

         (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement or prospectus for the Variable Contracts or contained in the Variable Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Life Company by or on behalf of the Fund for use in the registration statement or prospectus for the Variable Contracts or in the Variable Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or the Fund shares; or

         (b) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Fund not supplied by the Life Company, or persons under its control) or wrongful conduct of the Life Company or persons under its control, with respect to the sale or distribution of the Variable Contracts or the Fund shares; or

         (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Life Company; or

         (d) arise as a result of any failure by the Life Company to provide substantially the services and furnish the materials under the terms of this Agreement; or

         (e) arise out of or result from any material breach of any representation and/or warranty made by the Life Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Life Company.

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         7.2 The Life Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

         7.3 The Life Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Life Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Life Company of any such claim shall not relieve the Life Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Life Company shall be entitled to participate at its own expense in the defense of such action. The Life Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Life Company to such party of the Life Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Life Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

         7.4 Indemnification by the Adviser. The Adviser agrees to indemnify and hold harmless the Life Company and each of its directors, officers, employees, and agents and each person, if any, who controls the Life Company within the meaning of Section 15 of the '33 Act (collectively, for purposes of Sections 7.4, 7.5 and 7.6, the "Indemnified Parties") against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund which consent shall not be unreasonably withheld) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Variable Contracts and:

         (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of the Fund (or any amendment or

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                  supplement to any of the foregoing), or arise out of or
                  are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Adviser or the Fund by or on behalf of the Life Company for use in the registration statement or prospectus for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or the Fund shares; or

         (b) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Variable Contracts not supplied by the Adviser or the Fund or persons under its control) or wrongful conduct of the Adviser or persons under its control, with respect to the sale or distribution of the Variable Contracts or the Fund shares; or

         (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Variable Contracts, or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Life Company for inclusion therein by or on behalf of the Fund; or

         (4) arise as a result of (i) a failure by the Fund or Adviser to provide substantially the services and furnish the materials under the terms of this Agreement; or (ii) a failure by a Portfolio(s) invested in by the Separate Account to comply with the diversification requirements of Section 817(h) of the Code; or (iii) a failure by a Portfolio(s) invested in by the Separate Account to qualify as a "regulated investment company" under Subchapter M of the Code; or

         (5) arise out of or result from any material breach of any representation and/or warranty made by the Fund or Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund or Adviser.

         7.5 The Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would

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otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

         7.6 The Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Adviser shall be entitled to participate at its own expense in the defense thereof. The Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Adviser to such party of the Adviser's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                         Article VIII. TERM; TERMINATION

         8.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

         8.2 This Agreement shall terminate in accordance with the following provisions:

         (a) At the option of the Life Company or the Fund at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the parties;

         (b) At the option of the Life Company, if the Fund shares are not reasonably available to meet the requirements of the Variable Contracts as determined by the Life Company. Prompt notice of election to terminate shall be furnished by the Life Company, said termination to be effective ten days after receipt of notice unless the Fund makes available a sufficient number of shares to reasonably meet the requirements of the Variable Contracts within said ten-day period;

         (c) At the option of the Life Company, upon the institution of formal proceedings against the Fund by the SEC, the NASD, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Life Company's reasonable judgment, materially impair the Fund's ability to meet and perform the Fund's obligations and duties hereunder. Prompt notice of election to

                                       14

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                  terminate shall be furnished by the Life Company with said termination to be effective upon receipt of notice;

         (d) At the option of the Fund, upon the institution of formal proceedings against the Life Company by the SEC, the NASD, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Fund's reasonable judgment, materially impair the Life Company's ability to meet and perform its obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by the Fund with said termination to be effective upon receipt of notice;

         (e) In the event the Fund's shares are not registered, issued or sold in accordance with applicable state or federal law, or such law precludes the use of such shares as the underlying investment medium of Variable Contracts issued or to be issued by the Life Company. Termination shall be effective upon such occurrence without notice;

         (f) At the option of the Fund if the Variable Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code, or if the Fund reasonably believes that the Variable Contracts may fail to so qualify. Termination shall be effective upon receipt of notice by the Life Company;

         (g) At the option of the Life Company, upon the Fund's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Life Company within ten days after written notice of such breach is delivered to the Fund;

         (h) At the option of the Fund, upon the Life Company's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Fund within ten days after written notice of such breach is delivered to the Life Company;

         (i) At the option of the Fund, if the Variable Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice;

         (j) In the event this Agreement is assigned without the prior written consent of the Life Company, the Fund, and the Adviser, termination shall be effective immediately upon such occurrence without notice.

         8.3 Notwithstanding any termination of this Agreement pursuant to
Section 8.2 hereof, the Fund at its option may elect to continue to make available the Fund shares, as provided below, for so long as the Fund desires pursuant to the terms and conditions of this Agreement, for all Variable Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, if the Fund so elects to make additional Fund shares available, the owners of the Existing Contracts or the Life Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the payment of additional premiums under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 8.2 hereof, the Fund and the Adviser, as promptly as is practicable under the circumstances, shall notify the Life Company whether the Fund elects to continue to make the Fund shares available after such termination. If the Fund shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either the Fund or the Life Company may terminate the Agreement, as so continued pursuant to this Section 8.3, upon sixty (60) days prior written notice to the other party.

         8.4 Except as necessary to implement Variable Contract owner initiated transactions, or as required by state insurance laws or regulations, the Life Company shall not redeem the shares attributable to the Variable Contracts (as opposed to the shares attributable to the Life Company's assets held in the Separate Accounts), and the Life Company shall not prevent Variable Contract owners from allocating payments to a Portfolio that was otherwise available under the Variable Contracts until thirty (30) days after the Life Company shall have notified the Fund of its intention to do so.

                             Article IX. NOTICES

         Any notice hereunder shall be given by registered or certified mail return receipt requested to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                  If to the Fund:

                  Navellier Variable Insurance Series Fund, Inc.
                  One East Liberty, Third Floor
                  Reno, Nevada 89501
                  Attn:  Chief Operating Officer

                  If to the Adviser:

                  Navellier & Associates, Inc.
                  One East Liberty, Third Floor
                  Reno, Nevada 89501

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                  Attn:  Chief Operating Officer

                  If to the Life Company:

                  The American Life Insurance Company of New York
                  300 Distillery Commons, Suite 300
                  Louisville, Kentucky 40206
                  Attn:    General Counsel

         Notice shall be deemed given on the date of receipt by the addressee as evidenced by the return receipt.

                             Article X. MISCELLANEOUS

         10.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         10.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         10.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         10.4 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Maryland. It shall also be subject to the provisions of the federal securities laws and the rules and regulations thereunder and to any orders of the SEC granting exemptive relief therefrom and the conditions of such orders.

         10.5 It is understood and expressly stipulated that neither the shareholders of shares of any Portfolio nor the directors or officers of the Fund or any Portfolio shall be personally liable hereunder. No Portfolio shall be liable for the liabilities of any other Portfolio. All persons dealing with the Fund or a Portfolio must look solely to the property of the Fund or that Portfolio, respectively, for enforcement of any claims against the Fund or that Portfolio. It is also understood that each of the Portfolios shall be deemed to be entering into a separate Agreement with the Life Company so that it is as if each of the Portfolios had signed a separate Agreement with the Life Company and that a single document is being signed simply to facilitate the execution and administration of the Agreement.

         10.6 Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

         10.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

         10.8 If the Agreement terminates, the parties agree that Article 7 and Sections 10.5, 10.6 and 10.7 shall remain in effect after termination.

         10.9 No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Fund, the Adviser and the Life Company.

         10.10 No failure or delay by a party in exercising any right or remedy under this Agreement will operate as a waiver thereof and no single or partial exercise of rights shall preclude a further or subsequent exercise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

         10.11 This Agreement may not be assigned by any party hereto, without the prior written consent of all of the parties.

         10.12 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential any "non-public personal information" about any "consumer" of another party as such terms are defined in SEC Regulation S-P, and shall not disclose or use such information without the express written consent of such party. Such written consent shall specify the purposes for which such information may be disclosed or used, which disclosure or use shall be consistent with SEC Regulation S-P.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

                                      NAVELLIER VARIABLE INSURANCE SERIES
                                      FUND, INC.

                             By:      ____________________________________
                                      Name:
                                      Title:

                                      NAVELLIER & ASSOCIATES, INC.

                             By:      _____________________________________
                                      Name:
                                      Title:

                                      THE AMERICAN LIFE INSURANCE
                                      COMPANY OF NEW YORK

                             By:      _____________________________________
                                      Name:
                                      Title:

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                                   SCHEDULE A

Name and date of formation
of Separate Account and
Variable Contract Form Number                                Portfolio


The American Separate Account 5                     Navellier Growth Portfolio
May 4, 2001
3805-FPA-AX

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